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AMERICAN REPUBLIC REALTY FUND I
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AMERICAN REPUBLIC REALTY FUND I

2800 N. Dallas Parkway, Suite 100
Plano, Texas 75093

January 19, 2007

On January 18th, Everest Management LLC mailed yet another communication, urging you to replace the current General Partner with their own company, Millenium Management, LLC. Their letter reiterates many of the points that have been made in prior correspondence and comprehensively rebutted by your General Partner. In addition, Everest levels a new charge, stating that Mr. Werra's communication with you is "confusing" and that he "refuses to commit to selling the Florida property." Leaving aside the subject of who is attempting to sow confusion amongst the investors, and in deference to your valuable time, we will briefly address the points in order.

  Everest suggests a 3% management fee is the appropriate rate, although they do not commit to it. Aside from the fact that a 3% rate is below current market, Everest ignores the pass-through of payroll and administrative expenses. The Partnership's management company, Univesco, Inc., has historically been better than market in minimizing these expenses without sacrificing the quality of management or the maintenance of the property. Everest has yet to address this issue or to disclose Millenium's operating cost per square foot as compared to market.

  The Forestwood Apartments are currently being sold to a highly motivated buyer at a very favorable market price. The offer was not accepted without a prior investigation into current market conditions. The buyer is motivated because they own the apartment community contiguous to Forestwood. The price is made even more favorable to the Partnership by the fact that no real estate commission is being paid to any party, thereby effectively adding almost $300,000 to the sales price.

  The Four Winds Apartments (our Florida property) must be sold or refinanced in 2007. Your General Partner has no expectation of refinancing and fully expects and intends to sell the property in 2007.

  Under Mr. Werra's management both properties have performed up to and beyond the market place. The Partnership makes distributions if and as cash is available beyond normal working capital needs. Everest implies that real estate partnerships commonly make regular distributions to their limited partners. Obviously, this does not comport with history or current reality.

In addition, foreclosures were a common occurrence in the real estate depression of the late 1980's. They impacted owners across the spectrum including several of the largest real estate companies in the country today. Everest undoubtedly suffered their share, if in fact their history extends back more than a few years.

  Everest makes many unsubstantiated claims about decreasing costs and increasing liquidity and then states, somewhat incongruously that they will pursue claims, if warranted. If the claims are warranted, then no such qualification is needed. If not, then no change is warranted either.

  Neither your General Partner nor anyone else is charging a commission on the sale of the Forestwood Apartments. The maximum commission that may be charged on the future sale of Four Winds is 1.5% and may be less.

Mixing unsupported and unsupportable charges with outright misrepresentation, Everest continues to pester you with their efforts to seize control of this partnership for their own ends. By their own words and actions they have established they are unfit to be or to choose your General Partner.

If you have not voted, or you have voted in favor of Everest/Millenium's solicitation, your General Partner urges you to call us at 972-836-8000 or toll free 800-966-2787 to obtain a GREEN Consent Revocation Card that you may complete and send back to us to vote against the Everest proposal.

If you would like additional copies of the Partnership's Consent Revocation Statement previously sent to you that explains in more detail the Partnership's position, or you have any questions or need assistance in voting your GREEN Consent Revocation Card, please call 972-836-8000 or toll free 800-966-2787.